UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 11, 2013
Date of Report (Date of earliest event reported)

DUMA ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-53313 (Commission File Number)	30-0420930 (IRS Employer Identification No.)

800 Gessner, Suite 200, Houston, Texas (Address of principal executive offices)	77024 (Zip Code)

(281) 408-4880
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective October 11, 2013, the board of directors of Duma Energy Corp. (the "Company") accepted the resignation of Jeremy Glenn Driver as Chairman of the board of directors of the Company, effective as of such date. Mr. Driver continues to serve as President, Chief Executive Officer and a director of the Company. Concurrent with the resignation of Mr. Driver as Chairman of the board of directors, the board of directors of the Company appointed Kent Watts as a director and Chairman of the board of directors and Pasquale Scaturro as a director of the Company.

Kent Watts

Mr. Watts is currently and has been Chairman and Chief Executive Officer of Hydrocarb Corporation since November 2009. Hydrocarb owns rights in a 21,000 square kilometer oil and gas concession onshore the country of the Republic of Namibia with a northern BORDER=0 of Angola. The company has subsidiaries in Windhoek, Namibia and Abu Dhabi, UAE. Its subsidiary, Otaiba Hydrocarb LLC in the UAE, holds an oil field services license approved by the Supreme petroleum council of the UAE.

Between June 1997 and October 2009 he was the founder, Chairman, and Chief Executive Officer for Hyperdynamics Corporation (NYSE:HDY). In 2002 he led Hyperdynamics' transition as an oil and gas exploration company when his team secured a Production Sharing Contract (PSC) for the offshore of the Republic of Guinea (a 31,000 square mile area) that included exclusive petroleum exploration and exploitation rights. In 2005 he managed the process for Hyperdynamics to become listed on the American Stock Exchange (now the NYSE MKT). Based on substantial work performed under the 2002 PSC, between October 2005 and September 2006 a new 2006 PSC replacing the 2002 PSC was negotiated and entered into between Hyperdynamics and the Republic of Guinea.

In 2006 Mr. Watts became the Founder and Chairman of American Friends of Guinea (AFG), a non-profit organization. He remains Chairman of AFG. He holds a BBA from the University of Houston and he is a licensed Certified Public Accountant and Real Estate Broker in the State of Texas.

Pasquale Scaturro

Mr. Scaturro is a geophysicist and geologist with 29 years of experience in the oil and gas industry. His areas of experience include oil and gas exploration and development, prospect evaluation, 2-D and 3-D seismic survey program design, parameter selection, data acquisition, processing, detailed seismic workstation interpretation, prospect evaluation, project planning, and GIS and data base design. Mr. Scaturro's International experience includes projects in the Middle East, Africa, Russia and other former Soviet Union countries, Asia and South America. Mr. Scaturro has substantial training and mentoring experience around the world.

From January 2012 to present, Mr. Scaturro has served as President and Chief Operating Officer for Hydrocarb Corporation, an upstream oil and gas exploration company. Hydrocarb owns rights in a 21,000 square kilometer oil and gas concession onshore the country of the Republic of

Namibia with a northern BORDER=0 of Angola. From January 2010 to December 2011 he served as president for ESI, Inc. of Denver Colorado, a geological consulting company. From January 1992 to December 2009 he served as president for Exploration Specialists, Inc., Denver, Colorado.

Mr. Scaturro also served as a director for Hyperdynamics Corporation (NYSE:HDY) from April 2009 until December 2009. Past experience includes Senior Geophysicist for Amoco Production Company and McMoRan Oil and Gas Company. Mr. Scaturro has a B.S. Geology/Geophysics degree from Northern Arizona State University.

As a result, the Company's current directors and Executive Officers are as follows:

Name	Position
Jeremy G. Driver	President, Chief Executive Officer and a director
Kent P. Watts	Director and Chairman of the board of directors
John E. Brewster, Jr.	Director
Leonard Garcia	Director
S. Chris Herndon	Director
Pasquale Scaturro	Director
Sarah Berel-Harrop	Secretary, Treasurer and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUMA ENERGY CORP.
Date: October 16, 2013	/s/ Jeremy Driver Name: Jeremy Driver Title: President, Chief Executive Officer and a director

__________